Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Omnibus Incentive Plan and 2013 Employee Share Purchase Plan of CHC Group Ltd. of our report dated July 10, 2014, with respect to the consolidated financial statements of CHC Group Ltd included in this Annual Report (Form 10-K) for the year ended April 30, 2014.

/s/ Ernst & Young LLP

Vancouver, Canada
July 10, 2014